Exhibit 10.34

PEPCO HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Time-Vested)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made this             day of             , 2011 (the “Date of Grant”), by and between Pepco Holdings, Inc. (the “Company”), and             , an employee of the Company (the “Participant”).

WHEREAS, the Company has adopted the Pepco Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

WHEREAS, on January 27, 2011, the Committee approved the material terms and conditions of a grant to the Participant of a Service-Based Award of Restricted Stock Units under the Plan (the “RSU Award”).

WHEREAS, the Company desires to enter into a formal agreement with the Participant related to the grant to the Participant of the RSU Award on the terms and conditions approved by the Committee and as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

1. Restricted Stock Unit Award. The Company hereby grants to the Participant the RSU Award consisting of             Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of Stock (i.e., one Restricted Stock Unit is equivalent in value to one share of Stock, subject to the terms hereof). The Restricted Stock Units represent an unfunded, unsecured contractual right.

2. Vesting. This RSU Award shall vest, as follows:

(a) On the third anniversary of the Date of Grant (the “Vesting Date”), this RSU Award shall vest, provided that the Participant must remain continuously employed by the Company or a Subsidiary beginning on the Date of Grant and ending on the Vesting Date. Except as otherwise provided by Section 2(b), 2(c) or 3 hereof, if this continuous employment requirement is not satisfied, the RSU Award shall be immediately forfeited. The three-year vesting period described to in this Section 2(a) shall be referred to herein as the “Restriction Period.”

(b) Upon the Retirement, Disability or death of the Participant, or upon the Early Retirement of the Participant at the Company’s request, in each case, during the Restriction Period and prior to any termination of Participant’s employment with the Company or any Subsidiary, a portion of the RSU Award shall vest, which portion shall equal the number of Restricted Stock Units covered by this Agreement multiplied by a fraction, the numerator of which shall be the number of days in the Restriction Period during which the Participant was continuously employed by the Company or a Subsidiary, and the denominator of which shall be the total number of days in the Restriction Period. The remaining portion of this RSU Award shall immediately be forfeited.

(c) Upon the Early Retirement of the Participant at the Participant’s request, the RSU Award shall immediately be forfeited, unless otherwise provided by the Committee in writing prior thereto.

Any Restricted Stock Units associated with this RSU Award as to which the vesting requirement of this Section 2 has been satisfied shall be payable in accordance with Section 5 hereof.

3. Accelerated Vesting. Notwithstanding the foregoing, if the Participant is terminated by the Company or a Subsidiary as an employee or if the Participant terminates such employment for Good Reason, in each case within 12 months following a Change in Control, a portion of the Restricted Stock Units represented hereby shall vest and be payable in accordance with Section 5 hereof, which portion shall equal such number of Restricted Stock Units multiplied by a fraction, the numerator of which shall be the number of months in the Restriction Period that have elapsed as of the date of termination of employment, and the denominator of which shall be the total number of months in the Restriction Period.

4. Dividend Equivalents. Dividend Equivalents under the Plan have been granted in conjunction with this RSU Award, such that any dividend paid in cash on shares of Stock will be credited to the Participant as Dividend Equivalents as if the Restricted Stock Units represented hereby were outstanding shares of Stock. Such credit shall be made in the form of additional whole and/or fractional Restricted Stock Units, based on the Fair Market Value of the Stock on the trading day immediately prior to the date of payment of any such dividend. All such additional Restricted Stock Units shall be subject to the same vesting and forfeiture provisions applicable to the Restricted Stock Units in respect of which they were credited and shall be awarded in accordance with Section 5 hereof.

5. Payment of Award. Payment of vested Restricted Stock Units (which shall include Restricted Stock Units paid pursuant to Dividend Equivalents described in Section 4) shall be made within thirty (30) days following the earlier of (i) the Vesting Date, (ii) the vesting of this RSU Award in whole or in part pursuant to Section 2(b) or Section 3 hereof, or (iii) any determination by the Committee pursuant to Section 2(c) hereof to vest all or a portion of this RSU Award, but subject in each case, as applicable, to any delay that may be required under Section 16 hereof. The vested Restricted Stock Units shall be paid in the form of one share of Stock for each Restricted Stock Unit, minus deductions for applicable minimum statutory withholding taxes as set forth in Section 11 of this Agreement.

6. Nontransferability of Award. Neither this RSU Award nor any Restricted Stock Units covered hereby (including any Dividend Equivalents described in Section 4) may be assigned or alienated, and shall not be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or Federal statute; (ii) to the Company as a result of the forfeiture thereof pursuant to this Agreement; or (iii) as provided in Section 11 this Agreement with respect to withholding of applicable taxes. Any attempted disposition of this RSU Award or the Restricted Stock Units (or any interest herein) in violation of this Section 6 shall be null and void.

7. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict or ambiguity may exist between the terms and conditions included in this Agreement and the terms and conditions included in the Plan, the terms and conditions included in the Plan shall control. By execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

8. No Rights as a Stockholder. The Restricted Stock Units granted pursuant to this RSU Award, whether or not vested, will not confer any voting rights or any other rights of a stockholder of the Company upon the Participant, unless and until such Restricted Stock Units have vested and shares of Stock underlying such Restricted Stock Units have been issued and delivered to the Participant. The Company shall not be required to issue or transfer any certificates representing shares of Stock upon vesting of the RSU Award until all applicable requirements of any law, rule or regulation have been compiled with, and such required approvals of any government agency have been obtained. Further, no issue or transfer of such certificates shall occur until such shares of Stock have been duly listed on any securities exchange on which the Stock may then be listed.

9. Stock Issuable Upon Vesting. Upon vesting of the RSU Award and payment of any Stock pursuant to Section 5 hereof, the Participant shall be provided with the certificate or certificate numbers evidencing ownership of the shares of such Stock, subject to the implementation of an arrangement with the Participant to effectuate all necessary tax withholding. Such certificate or certificates may, however, reflect the fact that the shares represented thereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or transferred unless such shares are registered in the future or unless the Participant meets an exemption from registration under the Securities Act. The Company shall follow all requisite procedures to deliver such certificates to the Participant; provided, however, that such delivery may be postponed to enable the Company to comply with any applicable procedures, regulations or listing requirements of any government agency, stock exchange, transfer agent or regulatory agency.

10. No Employment Right; Tenure. This Agreement shall not constitute a contract of employment between the Company or any Subsidiary and the Participant. The Participant’s right, if any, to serve the Company as a director, officer, employee or otherwise shall not be enlarged or otherwise affected by this Agreement or his or her designation as a Participant under the Plan.

11. Tax Withholding. The Participant acknowledges this RSU Award may give rise to a tax liability and a withholding obligation associated therewith, and that no shares of Stock shall be issuable to the Participant hereunder until such withholding obligation is satisfied in full. In accordance with Section 16.C. of the Plan, the Company or a Subsidiary may withhold up to, but no more than, the minimum applicable statutory federal, state and/or local taxes (collectively, “Tax Withholding Requirements”) at such time and upon such terms and conditions as required by law or determined by the Company or a Subsidiary. Subject to compliance with any requirements of applicable law, a Participant shall have all or any portion of any Tax Withholding Requirements that may be payable in respect to a distribution of Stock under this Agreement satisfied when due through the payment by the Participant of cash to the Company or a Subsidiary, funded by the disposition on the Participant’s behalf or for the Participant’s account of shares of Stock which would otherwise be delivered to the Participant having an aggregate Fair Market Value equal to the aggregate amount of such Tax Withholding Requirements.

12. Securities Law Compliance. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Stock subject to the RSU Award. The Company intends to maintain the effectiveness of this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant will not be able to transfer or sell shares of Common Stock, which were issued to the Participant pursuant to the RSU Award at a time that such registration statement was not effective, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might not be available. The Participant agrees that any resale of shares of Stock issued pursuant to the RSU Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Securities Exchange Act of 1934, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

13. Other Plans and Agreements. Any gain realized by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, or other benefit plan maintained by the Company or a Subsidiary, except as determined by the board of directors of such company or as expressly provided under the terms of such other plan. The Participant acknowledges that receipt of this Agreement or any prior agreement under the Plan shall not entitle the Participant to any other benefits under the Plan or any plans maintained by the Company or a Subsidiary.

14. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement and the Plan. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

15. Changes in Capitalization. The Restricted Stock Units under this RSU Award shall be subject to the provisions of Section 16.H. of the Plan relating to adjustments for changes to the Company’s capitalization. The RSU Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

16. Section 409A. This Agreement shall be interpreted to ensure, to the fullest extent possible, that the payments contemplated hereby comply with Section 409A of the Internal Revenue Code of 1986, as amended, including the Treasury Regulations promulgated thereunder (“Section 409A”). To the extent that the RSU Award is subject to Section 409A and is payable upon a termination of employment: (a) the RSU Award shall be payable only upon a separation from service; and (b) if the Participant is a “specified employee” (as determined under Section 409A) at the time of the separation from service, then, notwithstanding anything to the contrary contained in this Agreement, payment of the RSU Award shall be made on the date that is six months and one day after such separation from service (or, if earlier, on the date of the Participant’s death), to the extent such delay is required by Section 409A.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

18. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and the Participant and his or her heirs, administrators, executors, other legal representatives and permitted assigns, whether so expressed or not.

19. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

20. Further Assurances. The Participant hereby agrees to take whatever additional action and execute and deliver all agreements, instruments and other documents the Company may deem necessary or advisable to carry out or effect any of the obligations or restrictions imposed on the Participant or the RSU Award pursuant to the express provisions of the Agreement and/or the Plan.

21. Definition of Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to them under the Plan.

22. Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and they supersede all other negotiations, understandings and representations (if any) made by and between such parties.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Participant has hereunder set his hand and seal, all as of this             day of             , 20__, effective as of the Date of Grant.

ATTEST:		PEPCO HOLDINGS, INC.

By:		By:
	Jane K. Storero	Joseph M. Rigby
	Secretary	President and Chief Executive Officer

PARTICIPANT:

Printed Name: